Exhibit 10.2
[FORM OF]
Original Issue Date:	November 30, 2007
Original Principal Amount:	$5,000,000.00
Note Number:	______

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED,RICK’S CABARET INTERNATIONAL, INC., a Texas corporation, having its principal place of business at 10959 Cutten Road, Houston, Texas 77066 (the “Company” or the “Maker”) promises to pay to the order of [NAME], a resident of Florida, or his registered assigns (the “Holder”), the principal sum of FIVE MILLION AND NO/100 DOLLARS (US$5,000,000.00) (the “Original Principal Amount”) on the three (3) year anniversary of the Original Issue Date hereof, being November 30, 2010, or such earlier date as this Secured Promissory Note (the “Note”) is required or permitted to be repaid as provided hereunder, whether by acceleration or otherwise (such three (3) year anniversary date, the“Maturity Date”), and to pay interest (computed on a “simple interest” basis and on the basis of a 365/366 day year) on the unpaid principal balance of this Note, from and after the date hereof until maturity, at the rate of fourteen percent (14%) per annum.

This Note is one of a series of duly authorized and issued notes (each a “Note” or collectively the “Notes”) of the Company, designated as its Secured Promissory Notes Due November 30, 2010, in an aggregate principal face amount for all Notes of this series of Ten Million and no/100 United States Dollars (US$10,000,000.00).

This Note is being given to the Holder by Maker in partial payment of the purchase price set forth in that certain Stock Purchase Agreement dated November 30, 2007 by and among Miami Gardens Square One, Inc., a Florida corporation (“MGSO”), Stellar Management Corporation, a Florida corporation (“Stellar”), Holder, Richard Stanton (“Stanton”) and Maker (the “Purchase Agreement”).

This Note is secured by the Collateral described herein and is subject to the following additional provisions:

1.	Terms of this Note.

1.1           Principal and Interest Payments.  Interest shall be due and payable, in arrears, in thirty five (35) equal monthly installments of Fifty-eight Thousand Three Hundred Thirty-Three Dollars and 33/100 ($58,333.33), on the last day of each month, beginning December 31, 2007 and continuing through October 31, 2010.  The principal amount of this Note shall be payable in one lump sum payment, along with any accrued and unpaid interest due thereon, on the Maturity Date.

1.2           Payments.  All payments on or in respect of this Note shall be made to Holder at 150 NW 183rd Street, Suite 200, Miami Gardens, Florida 33169, or, at such address as Holder may designate to Maker in writing pursuant to the provisions of this Note.

1.3           Collateral; Pledge and Security Agreement.  This Note is secured by the collateral described in that certain Pledge and Security Agreement of even date herewith by and among the Maker and the Holder (the “Pledge and Security Agreement”) and is subject to all of the agreements, terms and conditions contained therein, all of which are incorporated herein by this reference.

1.4           Conformance with Laws.  Notwithstanding any other term of this Note to the contrary, it is the intention of the Maker and the Holder to conform strictly to any applicable usury laws.  Accordingly, if the Holder contracts for, charges or receives any consideration that constitutes interest in excess of the maximum rate permitted by applicable law (the “MaximumRate”), then such excess will be canceled automatically and if previously paid will, at the Holder’s option, be applied to the outstanding principal amount under this Note or refunded to the Maker.  In determining whether any interest exceeds the Maximum Rate, such interest will, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the term of this Note.  All agreements made in this Note are expressly limited so that in no event whatsoever, whether by reason of advancement of the proceeds of this Note, acceleration of maturity of the unpaid balance of this Note or otherwise, will the amount paid or agreed to be paid to the Holder for the use of the money advanced or to be advanced under this Note exceed an amount calculated at the Maximum Rate.  If any circumstances whatsoever, including the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced by this Note, will involve the payment of interest in excess of an amount calculated at the Maximum Rate, then, ipso facto, the obligation to pay interest under this Note will be reduced to such amount.  This Section 1.5 will control every other provision in any and all other agreements and instruments existing or hereafter arising between the Maker and the Holder with respect to the indebtedness evidenced by this Note.

1.5           Prepayment.  This Note may not be prepaid in whole or in part during the twelve (12) months after the Original Issue Date without the prior written consent of the Holder.  Thereafter, this Note may be prepaid in whole or in part without the prior consent of the Holder, provided that (i) any prepayment by the Maker from December 1, 2008 through November 30, 2009 shall be paid at a rate of 110% of the Original Principal Amount and (ii) any prepayment by the Maker after November 30, 2009 may be prepaid without penalty at a rate of 100% of the Original Principal Amount.

1.6           Waivers.  Except as otherwise provided in this Note, Maker waives presentment, demand, protest and notice of every kind whatsoever.  The failure of the Holder to exercise any of his rights under this Note in any particular instance will not constitute a waiver of the same or of any other right in that or any subsequent instance.

2.           Events of Default and Remedies.

2.1           DEFAULT.  Each of the following constitutes an event of default (“Event of Default”) under this Note:

(a)	Maker fails to make any principal or interest payment when due under this Note;

(b)
Any representation or warranty made or deemed made by Maker in this Note or in any certificate, report, notice, or statement furnished at any time in connection with this Note is false or misleading in any material respect on the date when made or deemed to have been made;

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(c)
Maker shall fail to perform, observe, or comply with any covenant, agreement or term contained in this Note and such failure continues, without cure, for twenty (20) business days after written notice to Maker;

(d)
Maker, MGSO or Stellar (or any of same) shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing; or

(e)
An involuntary proceeding shall be commenced against Maker, MGSO or Stellar seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days after commencement.

2.2           Default Interest.  Maker agrees that if Maker shall default in the payment of any payment required hereunder, whether payment of principal or interest, the Maker promises to pay, on demand, interest on any such unpaid amounts, from the date the payment is due to the date of actual payment, at the rate (the “Default Rate”) of the lesser of (i) 18% per annum; and (ii) the maximum nonusurious rate permitted by applicable law.

2.3           Remedies.  In case any one or more of the Events of Default specified in Section 2.1 has occurred, Holder will have the right to accelerate payment of the entire principal of, and all interest accrued on, this Note, and, upon such acceleration, this Note will thereupon become due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived, and the Maker will forthwith pay to the Holder the entire outstanding principal of, and interest accrued on, this Note.  Additionally, Holder shall have all of the rights and remedies available to Holder pursuant to the Pledge and Security Agreement.

2.4           Attorney’s Fees; Expenses.  Holder may hire an attorney to help collect this Note if Maker does not pay, and Maker will pay Holder’s reasonable attorneys’ fees.  Maker also will pay Holder all other amounts Holder actually incurs as court costs, lawful fees for filing, recording, releasing to any public office any instrument securing this Note; the reasonable cost actually expended for repossessing, storing, preparing for sale, and selling any security.

2.5           Cure Provisions.

(a)	In the event of a default in payment as set forth in Section 2.1(a), such default may be cured if Maker cures the default within ten (10) days after the due date of any such payment.

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(b)
If any default, other than a default in payment is curable, it may be cured if Maker, after receiving written notice from Holder demanding cure of such default:  (i) cures the default within twenty (20) business days; or (ii) if the cure requires more than twenty (20) business days, immediately initiates steps which Holder deems in Holder’s discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

3.           Miscellaneous.

3.1           Jurisdiction.  Any action or proceeding seeking to enforce any provision of this Note must be brought in any of the courts of the State of Florida sitting in Dade County, or, if it has or can acquire jurisdiction, in the United States District Court in Florida, sitting in Dade County, and each of the Maker and the Holder consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue in such courts.  If the Holder commences any action or proceeding seeking to enforce any provision of this Note in any other jurisdiction, then the Maker will be entitled to have such action or proceeding transferred to one of the jurisdictions described above, or, if such transfer may not be accomplished under applicable law, then to have such action or proceeding dismissed without prejudice.

3.2           Amendment and Waiver.  This Note may be amended, and the observance of any term of this Note may be waived or consented to, with and only with the written consent of the Maker and the Holder.

3.3           Waiver.  Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any waiver of any provision of this Note shall be made pursuant to the provisions of Section 3.2.

3.4           Notices.  Any notice, consent, or other communication required or permitted to be given under this Note to the Maker or the Holder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or nationally recognized overnight air courier guaranteeing next day delivery as follows:

(a)	if to Holder:	150 NW 183rd Street, Suite 200
Miami Gardens, Florida 33169

(b)	If to Maker:	Rick’s Cabaret International, Inc.
Attn: Eric Langan, President/CEO
10959 Cutten Road
Houston, Texas 77066

	with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

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Any such notice, consent, or other communication shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

3.5           Governing Law.  This Note will be governed by the laws of the State of Florida without regard to the conflicts of law principles of any jurisdiction.

3.6           Entire Agreement.  This Note, the Purchase Agreement and the Pledge and Security Agreement constitute the entire agreement of the Maker and the Holder with respect to the subject matter contained in this Note and supersede all prior agreements and undertakings between the Maker and the Holder with respect to the transactions contemplated hereby.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for in this Note.

3.7           Severability.  If any term, provision, covenant, agreement or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants, agreements and restrictions of this Note will continue in full force and effect and will in no way be affected, impaired or invalidated.

MAKER:

Rick’s Cabaret International, Inc.,
a Texas Corporation

By:
Eric Langan, President

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